Exhibit 99.1

NORFOLK COMMERCE SPE, LLC

* * * * *

FINANCIAL STATEMENTS (UNAUDITED)

AS OF JUNE 30, 2024 AND DECEMBER 31, 2023

AND FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

NORFOLK COMMERCE SPE, LLC

AS OF JUNE 30, 2024 AND DECEMBER 31, 2023

AND FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023 TABLE OF CONTENTS

Page(s)
Financial Statements (Unaudited)
Statement of Financial Condition	3
Statement of Operations	4
Statement of Changes in Members' Equity	5
Statement of Cash Flows	6
Notes to Financial Statements	7-10

NORFOLK COMMERCE SPE, LLC

STATEMENTS OF FINANCIAL CONDIITION

JUNE 30, 2024 AND DECEMBER 31, 2023

A S S E T S

	June 30, 2024	December 31, 2023
Real estate property:
Land	$5,235,000	$5,235,000
Building and improvements	26,791,906	26,791,906
Tenant improvements	649,651	-
Equipment	2,881,644	2,881,644
Total real estate property	35,558,201	34,908,550
Less: accumulated depreciation and amortization	(3,199,978)	(2,436,637)
Net real estate property	32,358,223	32,471,913
Cash and cash equivalents	1,291,124	1,181,905
Restricted cash	57,494	687,946
Accounts receivable - tenants	64,671	77,140
Prepaid expenses and other assets	63,176	38,048
Deferred rent	183,198	118,749
Lease commissions, net of accumulated amortization	-	-
Total assets	$34,017,886	$34,575,701

LIABILITIES AND MEMBERS' EQUITY

Liabilities:
Mortgage payable, net of debt issuance costs of $189,574 and $223,527, respectively	$22,722,426	$22,688,473
Accounts payable and accrued expenses	121,170	125,148
Security deposits - tenants	157,946	174,761
Deferred revenue	75,775	65,313
Due to related party	1,500	1,500

Total liabilities	23,078,817	23,055,195

Commitments and contingencies (Note 8)

Members' equity	10,939,069	11,520,506

Total liabilities and members' equity	$34,017,886	$34,575,701

NORFOLK COMMERCE SPE, LLC

STATEMENTS OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

	2024	2023
Revenue:
Rental income	$1,616,247	$1,900,375
Total revenue	1,616,247	1,900,375
Expenses:
Operating expenses	297,570	424,904
General and administrative expenses	261,888	75,462
Property taxes	210,578	163,588
Depreciation and amortization	763,341	765,245
Total operating expenses	1,533,377	1,429,199
Operating income	82,870	471,176
Other income (expenses):
Interest income	16,078	-
Interest and debt expenses	(468,327)	(429,600)
Income (loss) before income taxes	(369,379)	41,576
Income taxes	-	-
Net income (loss)	$(369,379)	$41,576

NORFOLK COMMERCE SPE, LLC

STATEMENTS OF CHANGES IN MEMBERS' EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

	Managing Member	Members	Total
Members' equity, January 1, 2023	$1,331,977	$11,987,791	$13,319,768
Capital contributions	-	-	-
Capital distributions	(77,555)	(697,991)	(775,546)
Net income	4,158	37,418	41,576
Members' equity, June 30, 2023	$1,258,580	$11,327,218	$12,585,798

Members' equity, January 1, 2024	$1,152,051	$10,368,455	$11,520,506
Capital contributions	-	-	-
Capital distributions	(21,206)	(190,852)	(212,058)
Net loss	(36,938)	(332,441)	(369,379)
Members' equity, June 30, 2024	$1,093,907	$9,845,162	$10,939,069

NORFOLK COMMERCE SPE, LLC

STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

	2024	2023
Cash flows from operating activities:
Net income (loss)	$(369,379)	$41,576
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	763,341	765,245
Amortization of debt issuance costs	33,954	-
Changes in assets and liabilities:
Accounts receivable - tenants	12,469	113,225
Prepaid expenses	(25,129)	(28,656)
Deferred rent	(64,449)	-
Other assets	-	(307,700)
Accounts payable and accrued expenses	(3,978)	17,847
Security deposits - tenants	(16,815)	-
Deferred revenue	10,462	-
Other liabilities	-	87,173
Net cash provided by operating activities	340,476	688,710
Cash flows from investing activities:
Purchase of fixed assets	(649,651)	-
Net cash used in investing activities	(649,651)	-
Cash flows from financing activities:
Capital distributions	(212,058)	(775,546)
Net cash used in financing activities	(212,058)	(775,546)
Net decrease in cash, cash equivalents and restricted cash	(521,233)	(86,836)
Cash, cash equivalents and restricted cash, beginning of year	1,869,851	2,210,970
Cash, cash equivalents and restricted cash, end of period	$1,348,618	$2,124,134
Cash, cash equivalents and restricted cash reported in the statement of financial condition:
Cash and cash equivalents	$1,291,124	$1,181,720
Restricted cash	57,494	942,414
Total cash, cash equivalents and restricted cash reported in the statement of cash flows	$1,348,618	$2,124,134
Supplemental information:
Cash paid for interest	$436,760	$429,600

NORFOLK COMMERCE SPE, LLC

NOTES TO FINANCIAL STATEMENTS

AS OF JUNE 30, 2024 AND DECEMBER 31, 2023

AND FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

1)	ORGANIZATION AND NATURE OF BUSINESS:

Norfolk Commerce SPE LLC (the Company) was formed as a limited liability company in Delaware on March 9, 2022. Shortly after, on April 14, 2022, the Company acquired three commercial buildings (the Properties) in Norfolk, Virginia, through three wholly owned subsidiaries. The Properties were constructed between 1983 and 1990 and provide a total of 262,000 square feet: 203,000 square feet dedicated to office space and 59,000 square feet for warehouse use. The Company is aiming to lease out a significant portion of the currently unoccupied space within the Properties. The Properties are managed by Heritage Capital Management LLC, an affiliated management company (Note 6).

2)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

a)             Basis of Presentation - The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingencies, if any, at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

b)             Cash and Cash Equivalents - The Company considers all highly liquid, short- term investments with an original maturity of three months or less at the time of purchase to be Cash and Cash Equivalents.

c)             Accounts Receivable - Tenants - On January 1, 2023, the Company adopted Accounting Standards Codification (ASC) 326, Financial Instruments – Credit Losses: Measurement of Credit Losses on Financial Instruments. ASC 326 requires an entity to provide an estimate of credit losses for the remaining life of a financial asset using historical data, current conditions, and reasonable supportable forecasts. It generally applies to financial assets measured at amortized cost, including trade receivables. Such assets are presented at the net amount expected to be collected by using an allowance for credit losses.

Management considers the following factors when determining the collectability of customer accounts: customer creditworthiness, transaction history, industry trends, and changes in payment terms. Balances due over 90 days and other high-risk amounts are reviewed for collectability. If the financial condition of the Company’s customers were to deteriorate, adversely affecting their ability to make payments, additional allowances would be made. The Company provides for estimated uncollectible amounts through a charge to earnings and a credit to a valuation allowance. Balances remaining after the Company has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable.

The Company adopted ASC 236 using the prospective transition approach. There was no material impact on the Company’s results of operations or financial condition upon adoption of the new Standard.

d)             Revenue Recognition - Rental revenue includes base rents as well as certain tenant reimbursements (such as property taxes and maintenance costs). In accordance with ASC 842, Leases, base rental revenue is recognized on a straight-line basis over lease terms. Reimbursement revenue is earned in the same period as the expenses are incurred. Advanced rent is classified as deferred revenue on the statement of financial condition, until it is earned over the lease term.

e)             Depreciation - Building, land and building improvements, and equipment (Rental Properties) are carried at cost, net of accumulated depreciation. Expenditures for maintenance and repairs are charged to expense as incurred. Expenditures for major additions and improvements are capitalized. Depreciation is computed on the straight-line method at rates adequate to allocate the cost of the assets over their expected useful lives, which ranges from 5 to 39 years. Tenant improvements are amortized over the shorter of the lease term or their expected useful life.

f)              Impairment of Rental Properties - In accordance with ASC 360, Impairment or Disposal of Long-Lived Assets, rental properties are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment exists when the carrying amount of an asset exceeds the aggregate projected future cash flows over the anticipated holding period on an undiscounted basis. An impairment loss is measured based on the excess of the rental property’s carrying amount over its undiscounted cash flows and the terminal value. Impairment analyses are based on current plans, intended holding periods and available market information at the time the analyses are prepared. If our estimates of the projected future cash flows, anticipated holding periods, or market conditions change, our evaluation of impairment losses may be different and such differences could be material to the financial statements. The evaluation of anticipated cash flows is subjective and is based, in part, on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results. Plans to hold properties over longer periods decrease the likelihood of recording impairment losses. Based on such assessment, no impairment of the Properties was identified for the six months ended June 30, 2024 and 2023.

g)             Debt Issuance Costs - Debt issuance costs related to mortgage payable consists of fees and direct costs incurred in obtaining such financing. These costs are presented as a reduction of mortgage payable liability and are amortized over the terms of the loan agreement as a component of interest and debt expenses.

h)             Income Taxes - The Company operates as a limited liability company and is taxed as a partnership. As such, the Company is not subject to income taxes. Rather, all items of taxable income, deductions and tax credits are passed through to and are reported by its owners on their respective income tax returns. Accordingly, these financial statements do not reflect a provision for federal and state income taxes. The Company is required to file and does file information returns with the Internal Revenue Service and other taxing authorities.

The Company follows the guidance in ASC 740, Income Taxes which prescribes a comprehensive model for recognizing, measuring, presenting, and disclosing in the financial statements uncertain tax positions that the Company has taken or expects to take in its income tax returns. Management believes that it has appropriate support for the positions taken on the Company’s tax returns.

3)	RESTRICTED CASH:

Restricted cash includes a utility deposit and escrow deposits. Per the mortgage agreement (Note 5), an escrow account held by the lender collects funds for property taxes, insurance, and various reserves (replacement, repairs, interest).

4)	CONCENTRATIONS OF RISK:

The Company maintains its cash balances at various financial institutions. At June 30, 2024, the balances were in excess of the Federal Deposit Insurance Corporation (FDIC) insurance limits.

5)	MORTGAGE PAYABLE:

On April 14, 2022, The Company obtained a $22,912,000 mortgage from Eagle Bank to purchase the Properties. The loan is secured by the Properties and matures on April 14, 2027. The interest rate is fixed at 3.75% until April 14, 2025. Subsequently, it will become variable, based on the Month Term Secured Overnight Financing (SOFR) rate plus a 3.5% margin. Interest expense for the six months ended June 30, 2024 and 2023 were $468,327 and $463,554. The Company is in compliance with all the covenants.

6)	RELATED PARTY TRANSACTIONS:

The Company has entered the following transactions with related parties for the six months ended June 30, 2024 and 2023:

	Related party	Nature of relationship	Description of service	Computation mechanism	2024 Amount	2023 Amount
1	Heritage Norfolk, LLC	Managing member	Asset Management fee is included in General and Administrative expenses	1% of total revenue of the property	$14,557	$19,420
2	Heritage Capital Management LLC	Affiliate/ Property Manager	Property Management fee is included in General and Administrative expenses	3% of total rental revenue of the property	$46,638	$62,626

7)	LEASE AGREEMENTS:

As of June 30, 2024, the Company held 23 non-cancelable operating leases, which expire on various dates from July 2024 through September 2033, and provide for monthly payments plus reimbursements of certain operating costs.

In accordance with ASC 842, Leases, total expected rental income is recognized over the lease terms on a straight-line basis. At June 30, 2024, the deferred rent asset of $183,198 represents the excess of recognized rental income over actual rent collected.

The following is a summary of minimum future base rentals under the non-cancellable operating leases as of June 30, 2024:

12-Month Period Ending June 30,	Amount
2025	$2,733,041
2026	2,007,018
2027	1,466,340
2028	1,233,180
2029	1,210,610
Thereafter	2,334,910
Total	$10,985,099

The preceding minimum future rentals do not include other charges for reimbursement of operating costs.

8)	COMMITMENTS AND CONTINGENCIES:

The Company has commercial general liability coverage on the Properties, with limits of liability customary within the industry. The Company believes the coverage is adequate given the relative risk of loss and the cost of the coverage.

9)	MEMBERS’ EQUITY:

Capital Contribution and Withdrawals - Each member of the company has contributed capital to the Company and thereafter may make additional capital contributions to the Company in accordance with the terms of the Limited Liability Agreement. Without limitation, no member shall, upon dissolution of the Company or otherwise, be required to restore any deficit in such member’s capital account. No member shall be entitled to withdraw from the Company.

Profit and Loss Sharing - At least quarterly, or otherwise at such other times as the Manager determines with Yieldstreet’s approval, all available cash shall be distributed to the members in accordance with the limited liability company agreement. Allocations of profits or losses are allocated among the members in a manner such that the Capital Account of each Member, immediately after making such allocation, is, as nearly as possible, equal to the distributions that would be made to such member if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their gross asset value, all company liabilities were satisfied (limited with respect to each nonrecourse liability to the adjusted gross asset value of the asset securing such liability), and the net assets of the company were distributed to the members immediately after making such allocation; provided, however, that in calculating such target Capital Account amounts there shall be added back to each Member’s Capital Account its share of partnership minimum gain, if any, and partner nonrecourse debt minimum gain, if any.

10)	SUBSEQUENT EVENTS:

The Company has evaluated subsequent events through September 30, 2024, the date these financial statements were available to be issued and has determined that there are no subsequent events.